Exhibit 99.1

        Globix Completing Sale of Tribeca Building for $60 Million Cash

New York - January 22, 2004 - Globix Corporation, (OTC: GBXX) a leading provider of managed Internet applications and infrastructure services today announced it had completed the closing papers for its previously announced sale of its property located at 415 Greenwich Street in New York City to 415 Greenwich Fee Owner LLC, a successor in interest to Heritage Partners, for $60 million in cash. Funding is expected to occur shortly. Net proceeds of the sale are anticipated to be approximately $49 million. The company expects to use approximately 90% of these net proceeds to purchase its 11% Senior Notes at face value plus accrued interest and the remaining portion for working capital. The company will record a non cash loss of approximately $18 million.

"Selling 415 Greenwich Street will permit Globix to further reduce long-term debt and will eliminate operating expenses in excess of $1.9 million annually along with approximately $5 million of interest expense per year", said Pete Stevenson Globix's CEO. "The completion of this important transaction will come on the heels of us recently sub-leasing approximately 44,000 square feet of office space at our 139 Centre Street location in New York. We will have now finalized the rationalization of our New York City real estate holdings and can focus completely on our 2004 operating plan."

About Globix:
Globix (http://www.globix.com) is a leading provider of managed Internet applications and infrastructure services for enterprises. Globix delivers and supports applications and services via its secure Data Centers, Tier 1 IP backbone, and content delivery network. Nearly all of its revenue is derived from the delivery of these services. Through Aptegrity, its managed services group, Globix provides remote management of custom and off-the-shelf web-based applications. By managing such complex e-commerce, database, content management and customer relationship management software for its clients, Globix helps them to protect Internet revenue streams, reduce technology operating costs and operating risk, and improve user satisfaction. Globix's clients are companies that use the Internet to provide business benefits and sustain a competitive advantage in their markets. Our clients which number approximately 1,400 worldwide, include operating divisions of Fortune 100 companies as well as mid-sized enterprises in a number of vertical markets including health care, media and publishing, technology and financial services. Globix and its subsidiaries have operations in New York, London, Santa Clara and Atlanta.

Risk Factors and Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. These statements are based on current information and expectations and are subject to risks and uncertainties that could cause the company's actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include: the company's ability to retain existing customers and attract new customers; its ability to match its operating cost structure with revenue to achieve positive cash flow; the sufficiency of existing cash and cash flow to complete the company's business plan and fund its working capital requirements; risks associated with making acquisitions; restrictions on our financial and operating flexibility due to the terms of our existing indebtedness and our high degree of leverage; the insolvency of vendors and other parties critical to the company's business; the company's existing debt obligations and history of operating losses; its ability to integrate, operate and upgrade or downgrade its network; the company's ability to recruit and retain qualified personnel needed to staff its operations; potential market or technological changes that could render the company's products or services obsolete; changes in the regulatory environment; and other changes that are discussed in the company's Annual Report on Form 10-K and other documents that the company files with the Securities and Exchange Commission.

Press Contacts:
Michael van Dijken
212-625-7546
mvandijken@globix.com